Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and Chief Financial Officer	Global Communications Director
tom.paulson@tennantco.com	kathryn.lovik@tennantco.com
763-540-1204	763-540-1212

Tennant Company Reports 2016 Third Quarter Results

Company posts net sales of $200.1 million;
Third quarter net earnings totaled $0.64 per diluted share;
Company narrows 2016 full year sales and EPS guidance ranges

MINNEAPOLIS, October 25, 2016—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $11.5 million, or $0.64 per diluted share, on net sales of $200.1 million for the third quarter ended September 30, 2016. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), Tennant would have reported 2016 third quarter net earnings of $0.62 per diluted share. In the 2015 third quarter, Tennant reported a net loss of $1.0 million, or a loss of $0.05 per diluted share, on net sales of $204.8 million. The 2015 third quarter included two special items that reduced net earnings by a total of $0.73 per diluted share: a non-cash long-lived asset impairment of $11.5 million, or $0.64 per diluted share, and a restructuring charge of $1.6 million, or $0.09 per diluted share. Excluding these special items, adjusted 2015 third quarter net earnings totaled $12.1 million, or $0.68 per diluted share. (See the Supplemental Non-GAAP Financial Table.)
Commented Chris Killingstad, Tennant Company's president and chief executive officer: “Despite the slow growth environment for industrial manufacturers that led to lower sales in the EMEA and Asia Pacific regions, our Americas region posted record revenues for a third quarter. We remain competitively well positioned and excited about our growth prospects. We expect to return to organic sales growth in the 2016 fourth quarter.”
Tennant continues to expect positive performance from its growth strategy. It is staying the course strategically with an unwavering focus on ensuring a robust new product and technology pipeline, developing an e-Commerce platform, and extending Tennant’s worldwide market coverage and customer base. Concurrently, the company remains focused on controlling costs.

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Page 2 – Tennant Company Reports 2016 Third Quarter Results

During the 2016 third quarter, Tennant Company expanded its commercial floor coatings business with the acquisition of the Florock® brand in Chicago. Tennant also acquired the assets of Dofesa Barrido Mecanizado, a long-time distributor based in central Mexico, to enhance Tennant’s sales and service capabilities in this growing region.

Third Quarter Operating Review
The company's 2016 third quarter consolidated net sales of $200.1 million was down 2.3 percent compared to the prior year quarter. The impact of foreign currency exchange on sales was neutral in the quarter, and the net impact of the Florock acquisition and the 2016 Green Machines™ divestiture decreased consolidated net sales by 0.1 percent. As a result, organic net sales, which exclude the impact of foreign currency exchange, acquisitions and divestitures, decreased 2.2 percent.
Geographically, in its Americas region, Tennant posted record sales for a third quarter, as noted above. Sales rose 2.2 percent in the Americas, or grew 1.2 percent organically, excluding the impact of the Florock acquisition, led by higher sales to strategic accounts, demand for new products in North America and strong sales in Latin America. Sales in the 2016 third quarter were negatively impacted by productivity challenges in North America that resulted in a larger-than-normal order backlog at quarter end. Sales in EMEA decreased 15.1 percent and decreased approximately 7.6 percent organically, excluding the impact of the Green Machines divestiture of 5.0 percent and an unfavorable foreign currency exchange impact of about 2.5 percent. Positive organic sales growth through distribution in Western Europe was more than offset by organic sales declines elsewhere, particularly the U.K. where Brexit’s negative impact on the economy, and the related devaluation of the British Pound, was larger than anticipated. Sales in the Asia Pacific (APAC) region declined 13.1 percent versus strong year ago sales and decreased approximately 15.1 percent organically, excluding a favorable foreign currency exchange impact of about 2.0 percent. In the prior year third quarter, sales in the APAC region increased 7.3 percent, and grew approximately 21.3 percent organically, excluding an unfavorable foreign currency exchange impact of about 14.0 percent.
Tennant's gross margin in the 2016 third quarter was 42.6 percent compared to 43.3 percent in the prior year quarter. The 70 basis point decline was due primarily to productivity challenges in North America, as previously mentioned. The company continues to anticipate that gross margin for the 2016 full year will be in its target range of 43 percent to 44 percent.
Research and development (R&D) expense for the 2016 third quarter totaled $8.4 million, or 4.2 percent of sales, versus $8.2 million, or 4.0 percent of sales, a year ago. The company continued to invest in developing a robust pipeline of innovative new products and technologies.
Selling and administrative (S&A) expense in the 2016 third quarter decreased to $60.6 million, or 30.3 percent of sales, from $64.7 million, or 31.6 percent of sales, and $62.9 million, or 30.7 percent as adjusted, in the 2015 third quarter. Tennant continued to control spending while investing in its high-priority growth initiatives.

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Page 3 – Tennant Company Reports 2016 Third Quarter Results

Tennant's 2016 third quarter operating profit was $16.3 million, or 8.1 percent of sales, versus an operating profit of $4.6 million, or 2.2 percent of sales, and $17.5 million, or 8.6 percent of sales as adjusted, in the year ago quarter. Tennant’s 2016 third quarter operating profit margin would have been 7.9 percent on a “Constant Currency” basis (excluding the impact of favorable foreign currency exchange).

New Product and Technology Pipeline
Tennant Company continues to execute against the strongest new product pipeline in its history. In 2016, the company plans to introduce 10 new products, including large industrial cleaning machines.
Among Tennant’s key new product launches in 2016:

•
The next generation of three large, high-performance cleaning machines for the industrial market: the M20 and M30 Integrated Sweeper-Scrubbers, and the T20 Heavy-Duty Industrial Rider Scrubber. These new models incorporate Tennant’s latest technologies, including the Pro-Panel™ intuitive touch-screen.

•
The M17 Battery-Powered Sweeper-Scrubber, Tennant’s largest battery-powered sweeper-scrubber. This versatile machine allows operators to choose between dry sweeping, scrubbing, or simultaneously sweeping and scrubbing. The fume-free sweeper-scrubber is engineered to be easy to operate and maintain, while providing big productivity gains through industry leading innovations.

Commented Killingstad: “Our new products have been well received by customers, with the M17 and our IRIS® telemetry technology, in particular, exceeding our expectations. We remain committed to developing new products and technologies that fuel our revenue growth. We also aim to create new growth avenues, through our advanced product development efforts, that go beyond improving cleaning performance. We are looking at our customers’ needs holistically to address a broader array of customer needs, such as managing labor costs, productivity and machine maintenance information. We plan to expand our business through telemetry – with new and enhanced offerings for our IRIS Asset Manager – as well as robotics, battery technology and water recycling. We are excited about the impact of these innovations for Tennant’s future.”
Tennant is committed to being an industry innovation leader and raising the standard for sustainable cleaning around the world.

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Page 4 – Tennant Company Reports 2016 Third Quarter Results

2016 First Nine Months Results
For the first ninth months ended September 30, 2016, Tennant’s net earnings totaled $31.2 million, or $1.74 per diluted share, on net sales of $596.8 million, compared to prior year net earnings of $18.9 million, or $1.01 per diluted share, on net sales of $605.9 million. On a “Constant Currency” basis, Tennant’s 2016 year-to-date net earnings totaled $1.80 per diluted share. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 1.0 percent, and the net impact of the Florock acquisition and the Green Machines divestiture decreased consolidated net sales by 0.6 percent. Organic net sales, which exclude the impact of foreign currency exchange, acquisitions and divestitures, increased approximately 0.1 percent.
Year-to-date 2016 gross margin was 43.2 percent and was equal to the prior year period. R&D expense in the 2016 first nine months was $24.7 million, or 4.1 percent of sales, compared to $24.3 million, or 4.0 percent of sales, in the 2015 first nine months. S&A expense in the 2016 first nine months was $187.3 million, or 31.4 percent of sales, versus $190.8 million, or 31.5 percent of sales, and $189.1 million, or 31.2 percent of sales as adjusted, in the year ago period.
Operating profit in the 2016 first nine months was $45.9 million, or 7.7 percent of sales, compared to $35.4 million, or 5.8 percent of sales, and $48.4 million or 8.0 percent of sales as adjusted, in the prior year first nine months.
Tennant generated $33.3 million in cash from operations in the first nine months versus $30.9 million in the year earlier period. Cash on the balance sheet at September 30, 2016, totaled $42.3 million, versus $56.8 million a year ago. The company's total debt was $36.2 million compared to $24.6 million at the end of the prior year period. Reflecting Tennant’s ongoing commitment to enhancing shareholder return, the company paid cash dividends to shareholders of $10.6 million in the 2016 first nine months and repurchased 246,474 shares of common stock at a cost of $12.8 million.

2016 Business Outlook
Killingstad stated: “For the remainder of 2016, we anticipate continued global economic uncertainty. We are narrowing our full year revenue and earnings guidance ranges, based on the company’s performance to date and our expectations for a return to organic sales growth in the 2016 fourth quarter. We remain committed to investing for growth, with disciplined spending.”
Tennant Company now anticipates 2016 net sales in the range of $805 million to $815 million, down 0.8 percent to up 0.4 percent, or approximately up 0.2 percent to up 1.4 percent organically, excluding an unfavorable foreign currency exchange impact, a sales decline from the Green Machines divestiture and a sales increase from the Florock acquisition. The company expects 2016 full year earnings in the range of $2.40 to $2.60 per diluted share. Previously, Tennant estimated 2016 full year net sales in the range of $800 million to $820 million and earnings in the range of $2.35 to $2.60 per diluted share.

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Page 5 – Tennant Company Reports 2016 Third Quarter Results

Foreign currency exchange headwinds in 2016 are estimated to negatively impact operating profit in the range of $2 million to $3 million, or a negative impact of approximately $0.08 to $0.12 per diluted share. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), 2016 full year earnings are anticipated to be in the range of $2.52 to $2.68 per diluted share. The estimated slightly higher effective tax rate in 2016 is also anticipated to negatively impact earnings per share by approximately $0.05. For the 2015 full year, adjusted diluted earnings per share totaled $2.49. (See the Supplemental Non-GAAP Financial Table.)
Tennant’s 2016 annual financial outlook includes the following assumptions:

•	Continued slow economic growth in North America, modest improvement in Europe and growth in emerging markets;

•	Unfavorable foreign currency impact on sales for the full year of approximately 1 percent, with a $2 million to $3 million negative effect on operating profit;

•	Decline in sales of approximately 1 percent from the Green Machines divestiture, and an immaterial impact on earnings;

•	Increase in sales of approximately 1 percent from the Florock acquisition, and an immaterial impact on earnings;

•	Gross margin performance in the range of 43 percent to 44 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies;

•	Capital expenditures in the range of $25 million to $30 million; and

•	An effective tax rate of approximately 31 percent.
Commented Killingstad: “We continue to believe that Tennant is competitively advantaged with attractive growth prospects in a stronger global economy. In the short term, we remain vigilant on controlling costs and enhancing productivity across the organization, while making targeted investments to reach our goal of $1 billion in organic sales and a 12 percent operating profit margin.”

Conference Call
Tennant will host a conference call to discuss the 2016 third quarter results today, October 25, 2016, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the Home page. A taped replay of the conference call with slides will be available at investors.tennantco.com for approximately three months after the call.

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Page 6 – Tennant Company Reports 2016 Third Quarter Results

Company Profile
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, MN; Holland, MI; Louisville, KY; Chicago, IL; Uden, The Netherlands; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; our ability to attract and retain key personnel; our ability to successfully upgrade, evolve and protect our information technology systems; fluctuations in the cost, quality, or availability of raw materials and purchased components; our ability to effectively manage organizational changes; our ability to develop and commercialize new innovative products and services; unforeseen product liability claims or product quality issues; the occurrence of a disruption to the value chain process, such as sourcing, distribution, logistics or customer support; the occurrence of a significant business interruption; and our ability to comply with laws and regulations.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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Page 7 – Tennant Company Reports 2016 Third Quarter Results

Non-GAAP Financial Measures
This news release and the related conference call include presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table. In addition, this news release and related conference call include a discussion of sales, sales growth, gross margin, operating profit margin and net earnings per diluted share on a “Constant Currency” basis, which are non-GAAP measures. For the purpose of comparison, financial performance on a “Constant Currency” basis uses the prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact arising from foreign currency exchange rate fluctuations.

FINANCIAL TABLES FOLLOW

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Page 8 – Tennant Company Reports 2016 Third Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Net Sales	$200,134	$204,802	$596,826	$605,946
Cost of Sales	114,839	116,145	338,740	344,175
Gross Profit	85,295	88,657	258,086	261,771
Gross Margin	42.6%	43.3%	43.2%	43.2%
Operating Expense:
Research and Development Expense	8,418	8,207	24,712	24,321
Selling and Administrative Expense	60,623	64,681	187,315	190,840
Impairment of Long-Lived Assets	—	11,199	—	11,199
Loss on Sale of Business	—	—	149	—
Total Operating Expense	69,041	84,087	212,176	226,360
Profit from Operations	16,254	4,570	45,910	35,411
Operating Margin	8.1%	2.2%	7.7%	5.8%
Other Income (Expense):
Interest Income	107	42	188	145
Interest Expense	(329)	(215)	(919)	(1,011)
Net Foreign Currency Transaction (Losses) Gains	(149)	(272)	175	(940)
Other Expense, Net	(10)	(174)	(360)	(411)
Total Other Expense, Net	(381)	(619)	(916)	(2,217)

Profit Before Income Taxes	15,873	3,951	44,994	33,194
Income Tax Expense	4,396	4,902	13,750	14,302
Net Earnings (Loss)	$11,477	$(951)	$31,244	$18,892

Net Earnings (Loss) per Share:
Basic	$0.66	$(0.05)	$1.78	$1.04
Diluted	$0.64	$(0.05)	$1.74	$1.01

Weighted Average Shares Outstanding:
Basic	17,498,808	17,941,171	17,516,941	18,139,314
Diluted	17,973,206	17,941,171	17,955,499	18,618,031

Cash Dividends Declared per Common Share	$0.20	$0.20	$0.60	$0.60

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Nine Months Ended
	September 30			September 30
	2016	2015	%	2016	2015	%
Americas	$152,294	$148,947	2.2	$449,704	$444,379	1.2
Europe, Middle East and Africa	29,309	34,525	(15.1)	94,433	102,913	(8.2)
Asia Pacific	18,531	21,330	(13.1)	52,689	58,654	(10.2)
Total	$200,134	$204,802	(2.3)	$596,826	$605,946	(1.5)
(1) Net of intercompany sales.

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Page 9 – Tennant Company Reports 2016 Third Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	September 30,	December 31,	September 30,
	2016	2015	2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$42,283	$51,300	$56,807
Restricted Cash	549	640	614
Net Receivables	135,458	140,445	137,230
Inventories	87,284	77,292	83,315
Prepaid Expenses	14,031	14,656	11,661
Deferred Income Taxes, Current Portion	—	—	9,609
Other Current Assets	1,952	2,485	2,418
Assets Held for Sale	—	6,826	7,747
Total Current Assets	281,557	293,644	309,401
Property, Plant and Equipment	308,922	276,811	267,619
Accumulated Depreciation	(195,540)	(181,853)	(179,837)
Property, Plant and Equipment, Net	113,382	94,958	87,782
Deferred Income Taxes, Long-Term Portion	13,217	12,051	7,227
Goodwill	24,669	16,803	16,822
Intangible Assets, Net	2,887	3,195	3,320
Other Assets	17,362	11,644	10,728
Total Assets	$453,074	$432,295	$435,280

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$3,461	$3,459	$3,435
Accounts Payable	44,997	50,350	54,394
Employee Compensation and Benefits	30,861	34,528	36,541
Income Taxes Payable	985	1,398	1,175
Other Current Liabilities	42,585	43,027	42,670
Liabilities Held for Sale	—	454	1,252
Total Current Liabilities	122,889	133,216	139,467
Long-Term Liabilities:
Long-Term Debt	32,744	21,194	21,143
Employee-Related Benefits	20,579	21,508	24,017
Deferred Income Taxes, Long-Term Portion	85	5	1,614
Other Liabilities	4,556	4,165	3,688
Total Long-Term Liabilities	57,964	46,872	50,462
Total Liabilities	180,853	180,088	189,929
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,611	6,654	6,689
Additional Paid-In Capital	3,032	—	—
Retained Earnings	306,521	293,682	288,420
Accumulated Other Comprehensive Loss	(43,943)	(48,129)	(49,758)
Total Shareholders’ Equity	272,221	252,207	245,351
Total Liabilities and Shareholders’ Equity	$453,074	$432,295	$435,280

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Page 10 – Tennant Company Reports 2016 Third Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Nine Months Ended
	September 30
	2016	2015
OPERATING ACTIVITIES
Net Earnings	$31,244	$18,892
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	13,150	11,964
Amortization	323	1,368
Impairment of Long-Lived Assets	—	11,199
Deferred Income Taxes	(676)	(4,161)
Share-Based Compensation Expense	5,747	6,580
Allowance for Doubtful Accounts and Returns	779	1,426
Loss on Sale of Business	149	—
Other, Net	(418)	(102)
Changes in Operating Assets and Liabilities:
Receivables	5,752	6,693
Inventories	(4,873)	(14,712)
Accounts Payable	(6,415)	(4,720)
Employee Compensation and Benefits	(5,448)	2,354
Other Current Liabilities	(3,097)	(872)
Income Taxes	2,248	(825)
Other Assets and Liabilities	(5,183)	(4,180)
Net Cash Provided by Operating Activities	33,282	30,904

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(22,499)	(14,597)
Proceeds from Disposals of Property, Plant and Equipment	559	257
Acquisition of Businesses, Net of Cash Acquired	(12,358)	—
Proceeds from Sale of Business	285	1,188
Decrease (Increase) in Restricted Cash	116	(319)
Net Cash Used in Investing Activities	(33,897)	(13,471)

FINANCING ACTIVITIES
Payments of Long-Term Debt	(3,452)	(3,429)
Issuance of Long-Term Debt	15,000	—
Purchases of Common Stock	(12,762)	(39,123)
Proceeds from Issuances of Common Stock	2,893	981
Excess Tax Benefit on Stock Plans	447	707
Dividends Paid	(10,583)	(10,953)
Net Cash Used in Financing Activities	(8,457)	(51,817)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	55	(1,771)

Net Decrease in Cash and Cash Equivalents	(9,017)	(36,155)

Cash and Cash Equivalents at Beginning of Period	51,300	92,962

Cash and Cash Equivalents at End of Period	$42,283	$56,807

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Page 11 – Tennant Company Reports 2016 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015

Net Sales	$200,134	$204,802	$596,826	$605,946

Cost of Sales	114,839	116,145	338,740	344,175
Gross Profit - as reported	85,295	88,657	258,086	261,771
Gross Margin	42.6%	43.3%	43.2%	43.2%

Operating Expense:
Research and Development Expense	8,418	8,207	24,712	24,321
Selling and Administrative Expense	60,623	64,681	187,315	190,840
Impairment of Long-Lived Assets	—	11,199	—	11,199
Loss on Sale of Business	—	—	149	—
Total Operating Expense	69,041	84,087	212,176	226,360

Profit from Operations - as reported	$16,254	$4,570	$45,910	$35,411
Operating Margin - as reported	8.1%	2.2%	7.7%	5.8%
Adjustments:
Impairment of Long-Lived Assets	—	11,199	—	11,199
Restructuring Charge	—	1,779	—	1,779
Profit from Operations - as adjusted	$16,254	$17,548	$45,910	$48,389
Operating Margin - as adjusted	8.1%	8.6%	7.7%	8.0%

Other Income (Expense):
Interest Income	107	42	188	145
Interest Expense	(329)	(215)	(919)	(1,011)
Net Foreign Currency Transaction (Losses) Gains	(149)	(272)	175	(940)
Other Expense, Net	(10)	(174)	(360)	(411)
Total Other Expense, Net	(381)	(619)	(916)	(2,217)

Profit Before Income Taxes - as reported	$15,873	$3,951	$44,994	$33,194
Adjustments:
Impairment of Long-Lived Assets	—	11,199	—	11,199
Restructuring Charge	—	1,779	—	1,779
Profit Before Income Taxes - as adjusted	$15,873	$16,929	$44,994	$46,172

Income Tax Expense - as reported	$4,396	$4,902	$13,750	$14,302
Adjustments:
Impairment of Long-Lived Assets	—	(329)	—	(329)
Restructuring Charge	—	220	—	220
Income Tax Expense - as adjusted	$4,396	$4,793	$13,750	$14,193

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Page 12 – Tennant Company Reports 2016 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015

Net Earnings (Loss) - as reported	$11,477	$(951)	$31,244	$18,892
Adjustments:
Impairment of Long-Lived Assets	—	11,528	—	11,528
Restructuring Charge	—	1,559	—	1,559
Net Earnings - as adjusted	$11,477	$12,136	$31,244	$31,979

Net Earnings (Loss) per Share - as reported:
Basic	$0.66	$(0.05)	$1.78	$1.04
Diluted	$0.64	$(0.05)	$1.74	$1.01
Adjustments:
Impairment of Long-Lived Assets	—	0.64	—	0.62
Restructuring Charge	—	0.09	—	0.08
Diluted Net Earnings per Share - as adjusted	$0.64	$0.68	$1.74	$1.71
Impact:
Foreign Currency Exchange	(0.02)		0.06
Diluted Net Earnings per Share, as adjusted, on a "Constant Currency" basis	$0.62		$1.80

Full
Year
2015

Diluted Net Earnings per Share - as reported	$1.74
Adjustments:
Impairment of Long-Lived Assets	0.58
Restructuring Charges	0.17
Diluted Earnings per Share - as adjusted	$2.49

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